Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Mark Pogharian	Jennifer Sniderman
717-534-7556	717-534-6275

HERSHEY ANNOUNCES THIRD-QUARTER RESULTS;
UPDATES OUTLOOK FOR 2017

•	Third-quarter net sales increased 1.5%, including a contribution from favorable foreign currency exchange rates of 0.4 points

•	Third-quarter earnings per share-diluted of $1.28 as reported and $1.33 adjusted

•	Outlook for 2017 updated:

•	Full-year net sales expected to increase about 1.25%

•	foreign currency exchange rates expected to be about neutral

•	Reported earnings per share-diluted expected to be in the $3.54 to $3.68 range

•	Adjusted earnings per share-diluted expected to increase around the high end of the 7% to 9% range of $4.72 to $4.81
HERSHEY, Pa., October 26, 2017 - The Hershey Company (NYSE: HSY) today announced sales and earnings for the third quarter ended October 1, 2017. Consolidated net sales were $2,033.1 million compared with $2,003.5 million for the third quarter of 2016. Reported net income for the third quarter of 2017 was $273.3 million or $1.28 per share-diluted, compared with $227.4 million or $1.06 per share-diluted for the comparable period of 2016.
“Snacking continues to outpace the market in a rapidly changing environment,” said Michele Buck, President and Chief Executive Officer, The Hershey Company. “We’re executing against the right strategies and investing in the brands and channels that will continue to drive our business forward. Hershey’s solid third-quarter results were in-line with our expectations and we are on track to deliver on the goals we established earlier this year, including, core brand growth, the launch of successful innovation and progress against our multi-year productivity and cost savings initiatives. The implementation of our confectionery and snacks consumer-driven demand model continues. The investments we’re making in our power chocolate brands - Reese’s, Hershey’s, Kit Kat and Kisses - are resonating with consumers in the marketplace as evidenced by the third-quarter combined U.S. retail takeaway on these brands of about 5%. While early, our new warehouse-based snacks initiative is off to a good start with Hershey’s and Reese’s Popped Snack Mix and Chocolate

Dipped Pretzels progressing as planned. Halloween seasonal sales are tracking as expected with solid programming, merchandising and promotions being executed in the marketplace.”
The Hershey Company’s board of directors approved a new $100 million stock repurchase authorization. Hershey’s solid balance sheet and strong cash flow generation gives the company continued flexibility against its cash priorities, including, returning cash to shareholders in the form of buy backs and dividends while also being able to participate in opportunistic merger and acquisition activity.
As described in the Note below, for the third quarter of 2017, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included items impacting comparability of $7.8 million, or $0.05 per share-diluted. Reported gross margin of 46.2% represented an increase of 370 basis points versus the third quarter of 2016, while reported operating profit of $439.0 million in the third quarter of 2017 resulted in operating margin of 21.6%. For the third quarter of 2016, items impacting comparability totaled $72.4 million, or $0.23 per share-diluted. As described in the Note, adjusted net income, which excludes these items, was $283.6 million, or $1.33 per share-diluted, for the third quarter of 2017, compared with $277.3 million, or $1.29 per share-diluted, for the same period of 2016. The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Derivative Mark-to-Market (Gains) Losses	$(22.0)	$35.8	$(0.08)	$0.10
Business Realignment Activities	8.3	28.0	0.03	0.10
Acquisition Integration Costs	—	2.3	—	0.01
Non-Service Related Pension Expense	21.5	6.3	0.06	0.02
Long-Lived Asset Impairment Charges*	—	—	0.04	—
	$7.8	$72.4	$0.05	$0.23
* There were no pre-tax impairment charges associated with long-lived assets during the three months ended October 1, 2017. However, the long-lived asset impairment charge in the first quarter of 2017 was not treated as a discrete tax item. Therefore, the tax impact was included in the estimated annual effective tax rate resulting in an earnings per share- (EPS) diluted impact for each of the quarters throughout 2017.
For the first nine months of 2017, consolidated net sales were $5,575.8 million compared with $5,469.9 million for the same period of 2016, an increase of 1.9%. Reported net income for the first nine months of 2017 was $601.8 million or $2.81 per share-diluted, compared with $603.2 million or $2.80 per share-diluted for the comparable period of 2016. For the first nine months of 2017 and 2016, these results, prepared in accordance with GAAP, included items impacting comparability of $253.3 million and $133.1 million, or $0.92 and $0.44 per share-diluted, respectively. Adjusted net income, which excludes these items, was $798.8 million, or $3.73 per share-diluted, for the first nine months of 2017, compared with $698.9 million, or $3.24 per share-diluted, for the same period of 2016, an increase of 15.1% in adjusted earnings per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Nine Months Ended		Nine Months Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Derivative Mark-to-Market (Gains) Losses	$(27.5)	$30.9	$(0.11)	$0.09
Business Realignment Activities	69.7	104.5	0.24	0.40
Acquisition Integration Costs	0.3	3.7	—	0.01
Non-Service Related Pension Expense	30.1	20.7	0.08	0.06
Noncontrolling Interest Share of Business Realignment and Impairment Charges (After-Tax)	(28.0)	—	(0.13)	—
Settlement of Shanghai Golden Monkey (SGM) Liability	—	(26.7)	—	(0.12)
Long-Lived Asset Impairment Charges	208.7	—	0.84	—
	$253.3	$133.1	$0.92	$0.44
In 2017, the company expects reported earnings per share-diluted of $3.54 to $3.68, including items impacting comparability of approximately $1.13 to $1.18 per share-diluted. This projection, prepared in accordance with GAAP, assumes business realignment costs of $0.16 to $0.21 per share-diluted, including Margin for Growth Program costs of $0.11 to $0.16 per share-diluted, long-lived asset impairment charges of $0.87 per share-diluted relating to the Margin for Growth Program, and non-service related pension expense (NSRPE) of about $0.10 per share-diluted. The total per share-diluted impact relating to the Margin for Growth Program, included in the amounts above, is currently estimated to be $0.98 to $1.03.
Third-Quarter Performance
Consolidated net sales were $2,033.1 million in the third quarter of 2017, an increase of 1.5% versus the third quarter of 2016, including a 0.4 point benefit from foreign currency translation. Net sales growth was driven by the North America segment which benefited from core brand growth, innovation, including Hershey’s Cookie Layer Crunch, and the launch of Hershey’s and Reese’s Popped Snack Mix and Chocolate Dipped Pretzels. Volume was a 0.7 point contribution to sales growth and net price realization was a 0.4 point benefit.
Adjusted gross margin was 45.3% in the third quarter of 2017, compared to 45.6% in the third quarter of 2016. Supply chain productivity and cost savings initiatives, as well as lower input costs, were more than offset by higher freight rates and increased manufacturing and distribution costs associated with an effort to maintain customer service targets, as well as unfavorable sales mix. Additionally, as discussed last quarter, the transition to new packaging formats continued and, as expected, pressured gross margin. Advertising and related consumer marketing expense increased 3.7% versus the third quarter of 2016. Advertising expense increased 10%, partially offset by lower consumer promotions. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 0.2% in the quarter as previously discussed cost savings and efficiency initiatives were offset by investments in go-to-market capabilities and employee-related costs. As a result, consolidated adjusted operating profit of $446.9 million in the third quarter of 2017 was about the same as the third quarter of 2016.
Outlook
The company continues to execute against the priorities outlined earlier in the year. Our seasonal business and programs are on track and the fourth quarter launch of Hershey's Gold, a caramelized crème with peanuts and pretzels, should enable us to deliver on our objectives. The company is committed to its business model of investing in its brands and go-to-market capabilities that should strengthen Hershey's leadership position and build upon marketplace results. The company reaffirms its full-year constant currency net sales growth of around 1.25% and expects foreign currency exchange rates to be about neutral, versus a prior estimate of 0.25 points unfavorable.
For the full year, we expect adjusted gross margin to increase about 25 basis points versus our previous outlook of about a 50 basis point increase. Productivity and cost savings initiatives, as well as lower input costs, are expected to be partially offset by the aforementioned higher freight, new packaging and customer service costs. Our brands typically respond positively to marketplace investments and there is no change to our full-year North America advertising and related consumer marketing outlook. International and Other segment advertising and related consumer marketing expense is estimated to be lower in 2017 versus 2016, resulting in total company spend that should be about the same as last year. In 2017, the company continues to anticipate its effective tax rate to be in the 26.5% to 27.0% range. As discussed earlier this year, the reduction in the 2017 tax rate versus 2016 is primarily driven by favorable foreign rate differential and investment tax credits, as well as the adoption of Accounting Standards update 2016-09 for the accounting of employee share-based payments. As a result, the company continues to expect the full year increase in adjusted earnings per share-diluted to be around the high end of its outlook of $4.72 to $4.81, or a 7% to 9% increase versus last year.

Business Segment Results
The following are comments about segment performance for the third quarter of 2017 versus the year ago period. See the attached schedule of supplementary information for additional information on segment net sales and profit.
North America (U.S. and Canada)
Hershey’s North America net sales were $1,792.4 million in the third quarter of 2017, an increase of 1.6% versus the same period last year, including a 0.3 point benefit from foreign currency translation. Volume was a 1.6 point contribution to sales growth and net price realization was a 0.3 points headwind.
Total Hershey U.S. retail takeaway1 for the 12 weeks ended October 8, 2017 increased 1.0% in the expanded multi-outlet combined plus convenience store channels (IRI MULO + C-Stores). Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the 12 weeks ended October 8, 2017, in the MULO + C-Stores channels increased 1.4%, with market share off 0.3 points. Given our strong performance in the first half of the year, our year-to-date CMG market share is up 0.1 points.
Advertising and related consumer marketing expense increased 5.3% in the third quarter of 2017 versus the year ago period. The aforementioned increase in supply chain costs and slightly higher division selling, general and administrative expense pressured segment income. The company believes that these marketplace investments will be enablers of future profitable growth. As a result, North America segment income declined 1.7% to $554.6 million in the third quarter of 2017, compared to $563.9 million in the third quarter of 2016.
1Includes candy, mint, gum, salty snacks, snack bars, meat snacks and grocery items.
International and Other
Third-quarter net sales for Hershey’s International and Other segment increased 0.8% to $240.7 million. Net price realization was a 4.7 point benefit and volume a 5.2 point headwind. Excluding the 1.3 point impact of favorable foreign currency exchange rates, net sales declined 0.5%. Combined constant currency net sales growth in Mexico, Brazil and India was about 8%. As expected, China net sales were about the same as the year ago period. International and Other segment income of $16.4 million compares to segment income of $4.3 million in the third quarter of 2016, driven primarily by cost savings initiatives in China related to the Margin for Growth program discussed in previous quarters.
Unallocated Corporate Expense
Hershey's unallocated adjusted corporate expense in the third quarter of 2017 was $124.1 million, an increase of $2.3 million versus the same period of 2016 due primarily to higher employee-related costs.

Live Webcast
At 8:30 a.m. ET today, Hershey will host a conference call to elaborate on third-quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment activities, impairment of long-lived assets, acquisition integration costs, settlement of the SGM liability, NSRPE and gains and losses associated with mark-to-market commodity derivatives. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Nine Months Ended
In thousands except per share data	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Reported gross profit	$940,222	$850,848	$2,609,992	$2,415,622
Derivative mark-to-market (gains) losses	(21,954)	35,791	(27,486)	30,851
Business realignment activities	213	24,470	6,475	57,948
NSRPE	2,779	2,620	8,344	9,132
Non-GAAP gross profit	$921,260	$913,729	$2,597,325	$2,513,553

Reported operating profit	$439,020	$374,024	$946,292	$976,295
Derivative mark-to-market (gains) losses	(21,954)	35,791	(27,486)	30,851
Business realignment activities	8,257	27,962	69,699	104,487
Acquisition integration costs	—	2,265	311	3,727
NSRPE	21,540	6,360	30,123	20,666
Long-lived asset impairment charges	—	—	208,712	—
Non-GAAP operating profit	$446,863	$446,402	$1,227,651	$1,136,026

Reported provision for income taxes	$126,788	$100,434	$275,291	$297,671
Derivative mark-to-market (gains) losses *	(3,078)	13,566	(2,726)	11,694
Business realignment activities*	1,112	5,576	18,312	16,409
Acquisition integration costs*	—	859	118	1,413
NSRPE*	8,171	2,432	11,440	7,900
Long-lived asset impairment charges**	(8,710)	—	29,264	—
Non-GAAP provision for income taxes	$124,283	$122,867	$331,699	$335,087

Reported net income	$273,303	$227,403	$601,848	$603,191
Derivative mark-to-market (gains) losses	(18,876)	22,225	(24,760)	19,157
Business realignment activities	7,145	22,386	51,387	88,073
Acquisition integration costs	—	1,406	193	2,314
NSRPE	13,369	3,928	18,683	12,766
Long-lived asset impairment charges	8,710	—	179,448	—
Noncontrolling interest share of business realignment and impairment charges	(5)	—	(27,967)	—
Settlement of SGM liability	—	—	—	(26,650)
Non-GAAP net income	$283,646	$277,348	$798,832	$698,851

Reported EPS - Diluted	$1.28	$1.06	$2.81	$2.80
Derivative mark-to-market (gains) losses	(0.08)	0.10	(0.11)	0.09
Business realignment activities	0.03	0.10	0.24	0.40
Acquisition integration costs	—	0.01	—	0.01
NSRPE	0.06	0.02	0.08	0.06
Long-lived asset impairment charges	0.04	—	0.84	—
Noncontrolling interest share of business realignment and impairment charges	—	—	(0.13)	—
Settlement of SGM liability	—	—	—	(0.12)
Non-GAAP EPS - Diluted	$1.33	$1.29	$3.73	$3.24

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate.
** There were no pre-tax impairment charges associated with long-lived assets during the three months ended October 1, 2017. However, the long-lived asset impairment charge in the first quarter of 2017 was not treated as a discrete tax item. Therefore, the tax impact was included in the estimated annual effective tax rate resulting in an EPS-diluted impact for each of the quarters throughout 2017.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended		Nine Months Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
As reported gross margin	46.2%	42.5%	46.8%	44.2%
Non-GAAP gross margin (1)	45.3%	45.6%	46.6%	46.0%

As reported operating profit margin	21.6%	18.7%	17.0%	17.8%
Non-GAAP operating profit margin (2)	22.0%	22.3%	22.0%	20.8%

As reported effective tax rate	31.6%	30.6%	32.4%	33.0%
Non-GAAP effective tax rate (3)	30.4%	30.7%	29.3%	32.4%

(1)	Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.

(2)	Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.

(3)
Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported and constant currency growth rates is provided below:

	Three Months Ended October 1, 2017
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
North America segment
Canada	12.1%	4.6%	7.5%
Total North America segment	1.6%	0.3%	1.3%

International and Other segment
Mexico	15.5%	5.9%	9.6%
Brazil	6.4%	3.1%	3.3%
India	20.9%	4.9%	16.0%
Greater China	(7.3)%	(0.2)%	(7.1)%
Total International and Other segment	0.8%	1.3%	(0.5)%

Total Company	1.5%	0.4%	1.1%

We also present the percentage change in projected 2017 net sales on a constant currency basis.  To determine this, projected 2017 net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's average monthly exchange rates in effect during the corresponding period of the prior fiscal year, and are compared to the 2016 results translated into U.S. dollars using the same 2016 average monthly exchange rates.

Below is a reconciliation of projected 2017 and full-year 2016 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2017 (Projected)	2016
Reported EPS – Diluted	$3.54 - $3.68	$3.34
Derivative mark-to-market losses	—	0.66
Business realignment costs (including Margin for Growth Program costs)	0.16 - 0.21	0.42
Acquisition and integration costs	—	0.02
Non-service related pension expense	0.10	0.08
Settlement of SGM liability	—	(0.12)
Long-lived asset impairment charges	0.87	0.01
Adjusted EPS – Diluted	$4.72 - $4.81	$4.41
Our 2017 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that will be reflected within corporate unallocated expenses in our segment results until the related inventory is sold, since we are not able to forecast the impact of the market changes.

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:
Mark-to-Market (Gains) Losses on Commodity Derivatives: Commensurate with our discontinuance of hedge accounting treatment for commodity derivatives, we are adjusting the mark-to-market (gains) losses on such commodity derivatives, until such time as the related inventory is sold. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that reflects the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability.  During the first quarter of 2017, we commenced the Margin for Growth Program to drive continued net sales, operating income and earnings per share-diluted growth over the next several years.  This program is focused on improving global efficiency and effectiveness, optimizing the company’s supply chain, streamlining the company’s operating model and reducing administrative expenses to generate long-term savings.   For the three- and nine-month periods of 2017, business realignment charges related primarily to severance expenses, other third-party advisory costs and non-cash accelerated depreciation expense related to this program, in addition to severance expenses incurred under a voluntary separation plan included within the Operational Optimization Program, a program commenced in 2016 to optimize our production and supply chain network, including the integration of the China sales force and consolidation of production within certain facilities in China and North America.  During the three- and nine-month periods of 2016, we incurred costs relating primarily to non-cash accelerated depreciation expense, severance expense, and other third-party advisory costs relating to this program, in addition to pension settlement charges driven by individuals who departed under the 2015 productivity initiative receiving lump-sum pension distributions.

Acquisition Integration Costs: Costs incurred during the three- and nine-month periods of 2017 and 2016 related to the integration of the 2016 acquisition of Ripple Brand Collective, LLC as we incorporate this business into our operating practices and information systems.

Non-Service Related Pension Expense: Non-service related pension expense (NSRPE) includes interest costs, the expected return on pension plan assets, the amortization of actuarial gains and losses, and certain curtailment and settlement losses or credits. The NSRPE can fluctuate from year-to-year as a result of changes in market interest rates and market returns on pension plan assets. We believe that the service cost component of our total pension benefit costs closely reflects the operating costs of our business and provides for a better comparison of our operating results from year-to-year.  Therefore, we exclude the NSRPE from our internal performance measures. Our most significant defined benefit pension plans have been closed to new participants for a number of years, resulting in ongoing service costs that are stable and predictable.

Long-Lived Asset Impairment Charges: During the first quarter of 2017, in conjunction with the Margin for Growth Program, we wrote-down certain intangible assets and property, plant and equipment.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded in connection with the Margin for Growth Program related to a joint venture in which we own a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the loss attributed to the noncontrolling interest.

Settlement of SGM Liability: In the fourth quarter of 2015, we reached an agreement with the SGM selling shareholders to reduce the originally-agreed purchase price for the remaining 20% of SGM, and we completed the purchase on February 3, 2016. In the first quarter of 2016, we recorded a $26.7 million gain relating to the settlement of the SGM liability, representing the net carrying amount of the recorded liability in excess of the cash paid to settle the obligation for the remaining 20% of the outstanding shares.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended July 2, 2017. All information in this press release is as of October 26, 2017. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended October 1, 2017 and October 2, 2016
(unaudited) (in thousands except per share amounts)

			Third Quarter		Nine Months
			2017	2016	2017	2016

Net sales			$2,033,121	$2,003,454	$5,575,790	$5,469,937
Cost of sales			1,092,899	1,152,606	2,965,798	3,054,315
Gross profit			940,222	850,848	2,609,992	2,415,622

Selling, marketing and administrative expense			497,182	474,494	1,404,970	1,408,759
Long-lived asset impairment charges			—	—	208,712	—
Business realignment costs			4,020	2,330	50,018	30,568

Operating profit			439,020	374,024	946,292	976,295
Interest expense, net			24,589	24,387	72,456	66,730
Other (income) expense, net			13,630	21,800	23,557	8,703

Income before income taxes			400,801	327,837	850,279	900,862
Provision for income taxes			126,788	100,434	275,291	297,671

Net income including noncontrolling interest			274,013	227,403	574,988	603,191

Less: Net income (loss) attributable to noncontrolling interest			710	—	(26,860)	—
Net income attributable to The Hershey Company			$273,303	$227,403	$601,848	$603,191

Net income per share	- Basic	- Common	$1.32	$1.09	$2.91	$2.88
	- Diluted	- Common	$1.28	$1.06	$2.81	$2.80
	- Basic	- Class B	$1.20	$0.99	$2.64	$2.63

Shares outstanding	- Basic	- Common	151,418	153,259	152,004	153,943
	- Diluted	- Common	213,392	215,161	214,123	215,758
	- Basic	- Class B	60,620	60,620	60,620	60,620

Key margins:
Gross margin			46.2%	42.5%	46.8%	44.2%
Operating profit margin			21.6%	18.7%	17.0%	17.8%
Net margin			13.4%	11.4%	10.8%	11.0%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended October 1, 2017 and October 2, 2016
(unaudited) (in thousands of dollars)

	Third Quarter			Nine Months
	2017	2016	% Change	2017	2016	% Change
Net sales:
North America	$1,792,377	$1,764,528	1.6%	$4,946,537	$4,842,840	2.1%
International and Other	240,744	238,926	0.8%	629,253	627,097	0.3%
Total	$2,033,121	$2,003,454	1.5%	$5,575,790	$5,469,937	1.9%

Segment income (loss):
North America	$554,578	$563,946	(1.7)%	$1,568,098	$1,519,059	3.2%
International and Other	16,400	4,284	282.8%	26,491	(12,411)	NM
Total segment income	570,978	568,230	0.5%	1,594,589	1,506,648	5.8%
Unallocated corporate expense (1)	124,115	121,828	1.9%	366,938	370,622	(1.0)%
Mark-to-market adjustment for commodity derivatives (2)	(21,954)	35,791	NM	(27,486)	30,851	NM
Long-lived asset impairment charges	—	—	—%	208,712	—	NM
Costs associated with business realignment initiatives	8,257	27,962	(70.5)%	69,699	104,487	(33.3)%
Non-service related pension	21,540	6,360	238.7%	30,123	20,666	45.8%
Acquisition integration costs	—	2,265	(100.0)%	311	3,727	(91.7)%
Operating profit	439,020	374,024	17.4%	946,292	976,295	(3.1)%
Interest expense, net	24,589	24,387	0.8%	72,456	66,730	8.6%
Other (income) expense, net	13,630	21,800	(37.5)%	23,557	8,703	170.7%
Income before income taxes	$400,801	$327,837	22.3%	$850,279	$900,862	(5.6)%

 (1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative (gains) losses.
NM - not meaningful

	Third Quarter		Nine Months
	2017	2016	2017	2016
Segment income as a percent of net sales:
North America	30.9%	32.0%	31.7%	31.4%
International and Other	6.8%	1.8%	4.2%	(2.0)%

The Hershey Company
Consolidated Balance Sheets
as of October 1, 2017 and December 31, 2016
(in thousands of dollars)

Assets	2017	2016
	(unaudited)
Cash and cash equivalents	$275,056	$296,967
Accounts receivable - trade, net	742,832	581,381
Inventories	938,187	745,678
Prepaid expenses and other	258,379	192,752

Total current assets	2,214,454	1,816,778

Property, plant and equipment, net	2,050,124	2,177,248
Goodwill	822,348	812,344
Other intangibles	375,455	492,737
Other assets	174,611	168,365
Deferred income taxes	18,485	56,861

Total assets	$5,655,477	$5,524,333

Liabilities and Stockholders' Equity

Accounts payable	$529,442	$522,536
Accrued liabilities	673,435	750,986
Accrued income taxes	19,109	3,207
Short-term debt	815,588	632,471
Current portion of long-term debt	300,096	243

Total current liabilities	2,337,670	1,909,443

Long-term debt	2,054,132	2,347,455
Other long-term liabilities	402,396	400,161
Deferred income taxes	22,303	39,587

Total liabilities	4,816,501	4,696,646

Total stockholders' equity	838,976	827,687

Total liabilities and stockholders' equity	$5,655,477	$5,524,333